Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-257671, No. 333-258432, No. 333-263716, No. 333-270663, No. 333-277546, and No. 333-285213) on Form S-8 of our report dated February 25, 2025, with respect to the consolidated financial statements of Xometry, Inc.

/s/ KPMG LLP

McLean,Virginia

February 24, 2026